Exhibit 10.6
L E A S E
THIS LEASE is made as of the 3rd day of March 2008, between CBS BROADCASTING INC., a New York corporation (“Landlord”), and WESTWOOD ONE, INC., a Delaware corporation (“Tenant”).
RECITALS
WHEREAS, CBS Radio Inc., formerly known as Infinity Broadcasting Corporation (“CBS Radio”), an affiliate of Landlord, and Tenant previously entered into a Technical Services Agreement, dated as of March 30, 1999 (the “Existing TSA”), for the provision of CBS Radio’s facilities and employees to originate and distribute programming, including day-of-air operation services, and commercial continuity services in support of the gathering, editing, assembly and production of programming; and
WHEREAS, CBS Radio and Tenant desire to modify their existing business relationship by terminating or amending and restating certain agreements (including the Existing TSA), documenting certain existing practices between the parties and entering into new agreements (the “New Transaction Documents”, as more particularly described in the Master Agreement, dated as of October 2, 2007 (the “Master Agreement”), and the Amended and Restated Technical Services Agreement, dated as of the date hereof (the “TSA”)), including, without limitation, the leasing by Landlord to Tenant of certain premises in the building owned by Landlord located at 524 West 57th Street, New York, New York, known as the CBS Broadcast Center (the “524 West 57th Street Building”) in accordance with the terms set forth in this Lease.
NOW, THEREFORE, as contemplated by the Master Agreement and the TSA and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:
1. PREMISES:
(a) For and in consideration of the payment by Tenant of the rent hereinafter reserved and the performance by Tenant of the covenants and agreements hereinafter agreed to be performed by it, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, throughout the term hereof, upon and subject to the terms, covenants and conditions set forth herein, (i) exclusive use of the portion of the Building (as defined below) described on Exhibit “A” attached hereto (the “Premises”), (ii) non-exclusive use, along with Landlord, of that portion of the Building known as office #1E44 (the “Master Control Room”) and (iii) non-exclusive use of the Common Areas. The “Common Areas” shall mean those portions of the Building that, consistent with Past Practice (as defined in the TSA), are not exclusively leased or allocated to any one tenant or user (including Landlord), including common entrances, lobbies, hallways, walkways, restrooms, elevators, elevator lobbies, stairways, access ways, ramps, passage ways, loading docks, trash areas and sidewalks, but expressly excluding the roof of the Building. Landlord shall have the right at any time during the term to change the Common Areas, provided that such change does not unreasonably interrupt the services being provided to Tenant pursuant to the TSA or otherwise materially adversely affect Tenant’s access to or use of the Premises, the Master Control Room, the Rooftop Equipment (as defined below) or the Leased Equipment (as defined below).

(b) In addition, in consideration of the Base Rent (as defined below) payable by Tenant under Section 3(a), Tenant shall have the right, throughout the term hereof, to use that certain equipment owned by Landlord and located in the Master Control Room, listed on Exhibit “B” attached hereto and any and all additions thereto and replacements and substitutions thereof made by Landlord (the “Leased Equipment”). Tenant shall have the right to terminate its lease of the Leased Equipment at any time during the term hereof upon providing Landlord with no less than sixty (60) days prior written notice (it being understood that such termination shall not affect Tenant’s obligation to pay Base Rent in accordance with Section 3(a)).
2. TERM; TERMINATION:
(a) The term of this Lease (the “Term”) shall commence on the date hereof (the “Commencement Date”) and shall expire on March 31, 2017 unless Tenant’s right to use and occupy the Premises is either earlier terminated or extended pursuant to and in accordance with the terms of this Lease, the Master Agreement and the TSA (March 31, 2017, or such earlier or later date to which Tenant’s right to use and occupy the Premises shall have been accelerated or extended, as applicable, the “Expiration Date”). Tenant shall have no right to extend the term of this Lease beyond the Expiration Date.
(b) This Lease may be terminated prior to March 31, 2017 (i) by mutual written consent of Landlord and Tenant or (ii) pursuant to the provisions of Section 2(c), 11, 12, 14 or 15(b) of this Lease.
(c) Notwithstanding the foregoing, (i) this Lease shall automatically terminate (subject to the last sentence of this Section 2(c)) in the event of a termination of the Master Agreement, the expiration or termination of the News Agreement (as such term is defined in the TSA) or the expiration or termination of the TSA, subject to the Transition Rights (as defined below), in each case, pursuant to the applicable termination provisions thereof, provided that, in the event that (x) such automatic termination is the result of the termination or expiration of the News Agreement, Tenant shall have a one (1)-year transition period from the date of such automatic termination to quit and surrender to Landlord the Premises, or (y) such automatic termination is the result of a termination by CBS Radio of the Master Agreement pursuant to Section 27(a)(ii) through (v) or Section 27(b) thereof, Tenant shall have a six (6)-month transition period from the date of such automatic termination to quit and surrender to Landlord the Premises; and (ii) this Lease may be terminated by Landlord if any person or entity engaged in the radio network business, whether or not a Competitor (as defined in the Master Agreement), acquires or enters into an agreement to acquire more than fifty percent (50%) of the equity or voting interests of Tenant, all or substantially all of the assets of Tenant or all or substantially all of the assets comprising any significant business unit or division of Tenant, in each case, in a single transaction or series of related transactions, provided that in such case Tenant shall have a one (1)-year transition period from the date of such termination to quit and surrender to Landlord the Premises. Notwithstanding the foregoing, if the TSA is terminated, this Lease shall terminate at the end of the transition periods that are the subject of the Monetary Breach Transition Right, Breach Transition Right, Natural Expiration Transition Right or Short Term Transition Right, as applicable (each as set forth in Section 5 of the TSA and, collectively, the “Transition Rights”). Landlord and Tenant agree that, during any of the transition periods herein provided, Tenant shall have the right to continue its use of the Leased Equipment and Rooftop Equipment in accordance with the provisions of this Lease (including, without limitation, all obligations of Tenant hereunder, which obligations shall continue to apply to Tenant until the expiration of such applicable transition period).

3. RENT:
(a) Tenant shall pay to Landlord base rent (the “Base Rent”) during the Term in the following amounts:

Time Period	Annual Rent Amount ($)	Monthly Rent Amount ($)

Commencement Date to One-Year Anniversary	474,000.00	39,500.00
One-Year Anniversary to Two-Year Anniversary	490,400.40	40,866.70
Two-Year Anniversary to Three-Year Anniversary	656,779.77	54,731.65
Three-Year Anniversary to Four-Year Anniversary	679,438.68	56,619.89
Four-Year Anniversary to Five-Year Anniversary	700,705.11	58,392.09
Five-Year Anniversary to Six-Year Anniversary	723,057.60	60,254.80
Six-Year Anniversary to Seven-Year Anniversary	746,123.14	62,176.93
Seven-Year Anniversary to Eight-Year Anniversary	769,924.46	64,160.37
Eight-Year Anniversary to Nine-Year Anniversary	794,485.05	66,207.09
Nine-Year Anniversary to Ten-Year Anniversary	819,829.13	68,319.09
(b) Any additional sum Tenant is required to pay to Landlord under the terms of this Lease shall be deemed “Additional Rent.” Base Rent and Additional Rent shall be referred to together as “Rent.” Rent for any partial month shall be pro-rated based upon the actual number of days in such partial month.
(c) All Base Rent shall be payable monthly in advance on the first day of each month. All Additional Rent shall be payable within thirty (30) days of Tenant’s receipt of an invoice therefor, unless otherwise provided herein. All Rent shall be delivered to Landlord at 524 West 57th Street, New York, NY 10019, Attention: Director of General Accounting.
(d) If any Rent shall not be paid within fifteen (15) days after the same is due, in addition to, and without waiving or releasing any other rights or remedies of Landlord, a late charge of five percent (5%) per annum of the amount of such delinquent Rent shall become immediately due and payable to Landlord as liquidated damages.

4. CONDITION:
Tenant is currently in possession of the Premises and the Leased Equipment and is fully familiar with the condition thereof. Tenant shall accept possession of the Premises and the Leased Equipment in their current “AS IS” condition without any representation or warranty as to condition and without any obligation on the part of Landlord to prepare the Premises or the Leased Equipment for Tenant’s occupancy or use. Tenant acknowledges that no additional demising walls, partition walls or other improvements shall be installed by Landlord between the Premises, on the one hand, and the remainder of the Building including the Common Areas and space in the Building used and occupied by Landlord and/or CBS Radio, on the other hand; provided that Landlord, at its option and with notice to Tenant, may install such additional demising walls, partition walls or other improvements so long as such installations do not unreasonably or adversely affect Tenant’s use and occupancy of the Premises.
5. USE OF PREMISES; COMPLIANCE WITH LAWS:
(a) Tenant shall use and occupy the Premises for the origination, production and distribution of programming, general office use and other lawful uses related to such uses consistent with Past Practice, but for no other purpose (the “Permitted Use”). Landlord acknowledges that Tenant’s use of the Premises on the date of this Lease is a Permitted Use.
(b) Tenant will use the Premises in compliance with any and all applicable laws statutes, codes, ordinances, rules, orders and regulations of any municipal or governmental authority (collectively, the “Laws”), which are applicable to or arise from the conduct of Tenant’s specific business at the Premises; provided, however, in no event shall Tenant be required to perform any capital improvements or repairs or to remedy any non-compliance by the Premises with Laws unless such capital improvements or repairs or remedy are required because of the negligence or willful misconduct of Tenant or Tenant’s employees or agents.
(c) Tenant agrees to comply with the rules and regulations currently in effect for the Premises, a copy of which is attached hereto as Exhibit “C” and such modifications thereof and additions thereto as Landlord may hereafter make, in Landlord’s reasonable discretion, provided written notice thereof is given to Tenant (the “Rules and Regulations”) and provided that such modifications do not adversely affect Tenant’s use of the Premises, the Common Areas, the Leased Equipment or the Master Control Room. Landlord agrees that it will (i) enforce such Rules and Regulations consistently and equitably in a non-discriminatory manner, and (ii) promptly notify Tenant in writing of any alleged non-compliance by Tenant with the Rules and Regulations.
(d) Tenant acknowledges that Landlord is a party to collective bargaining agreements (“CBAs”) with several unions. To the extent that Landlord has any obligations pursuant to the CBAs which relate to the Premises and informs Tenant of such obligations, Tenant agrees to comply with said obligations and abide by the CBAs and Landlord agrees to use commercially reasonable efforts consistent with Past Practice, at Tenant’s cost, to assist Tenant with its compliance with such obligations.
(e) Landlord acknowledges and agrees that, notwithstanding anything in this Lease to the contrary, Tenant shall have similar access and use rights in and to the Premises, the Leased Equipment, the Common Areas (subject to Section 1(a)) and the Master Control Room as Tenant has had prior to the date hereof consistent with Past Practice and otherwise necessary to operate the Business (as such term is defined in the Trademark License Agreement which is included in the New Transaction Documents), and that such access and use is permitted, and a Permitted Use, under this Lease.

6. ROOF RIGHTS:
(a) In consideration of the Base Rent payable by Tenant under Section 3(a), Tenant shall have the right to operate and maintain, at Tenant’s sole cost and expense, on the roof of the 524 West 57th Street Building and on the roof of the building located at 530 West 57th Street, New York, New York 10019 (the “530 West 57th Street Building” and together with the 524 West 57th Street Building, the “Building”), at such locations as shown on Exhibit “D” attached hereto, the rooftop equipment described on Exhibit “E” attached hereto (together with any and all additions thereto and replacements, substitutions and upgrades thereof, in each case, to the extent permitted hereunder, the “Rooftop Equipment”). Tenant shall have the right to replace any or all of the Rooftop Equipment with the same or substantially similar equipment that meets the specifications set forth in the TSA and is not substantially greater in size than the replaced item(s); provided, however, such other equipment shall not damage the structural integrity of the Building, shall not involve any actions which would result in a breach of any applicable roof warranty for the Building, and shall comply in all respects with all Laws. Any other replacements of the Rooftop Equipment shall require the prior written consent of Landlord, which consent may be withheld or granted in Landlord’s sole discretion. When requesting such consent, Tenant shall provide Landlord with all information reasonably requested by Landlord, including, but not limited to, make and model of such equipment and detailed plans and specifications for the proposed installation of such equipment.
(b) Tenant shall give Landlord prior written notice of any proposed changes to the Rooftop Equipment (whether or not such changes require Landlord’s consent). Any installation, removal or maintenance of the Rooftop Equipment, including the location and installation of all cables in the Building’s conduits, risers or equipment room, shall be (i) performed by a contractor approved by Landlord, which approval shall not be unreasonably withheld, (ii) coordinated and scheduled with Landlord and (iii) performed in a good and workmanlike manner in compliance with all Laws and all governmental building, electric, communications and safety codes, ordinances, standards, regulations and requirements now in effect or hereafter promulgated and in a manner that will not damage the structural integrity of the Building, and (x) shall not result in a breach of any applicable roof warranty for the Building or (y) be performed in a manner so as to result in technical interference with the broadcasting and transmissions to and from the Building by Landlord, Landlord’s affiliates and Landlord’s other licensees and users of the Building.
(c) The Rooftop Equipment shall remain the personal property of Tenant and shall be removed by Tenant at its own expense at the expiration or earlier termination of this Lease. Tenant shall repair any damage caused by such removal, including the patching of any holes to match, as closely as reasonably possible, the color surrounding the area where the equipment and appurtenances were attached. Tenant shall, throughout the term of this Lease, maintain the Rooftop Equipment in proper operating condition consistent with Past Practice and, in any event, in accordance with all Laws. Tenant shall have access to the roof of the Building for the purpose of weekly maintenance of the Rooftop Equipment and otherwise consistent with Past Practice, and otherwise after reasonable notice to Landlord or a designated CBS employee.

(d) Tenant shall operate the Rooftop Equipment in compliance with all applicable Laws (including the laws, requirements and regulations of the Federal Communications Commission and the Federal Aviation Authority). Landlord shall be responsible for maintaining all permits necessary for the operation of the Rooftop Equipment (except for any permits that relate solely to Tenant, which permits shall be Tenant’s sole responsibility to maintain) and shall supply such permits to Tenant upon request therefor. Any costs incurred pursuant to this Section 6(d) that relate solely to Tenant’s use of the Rooftop Equipment or the maintenance of any permits in connection therewith shall be the sole responsibility of Tenant.
(e) Tenant acknowledges that Landlord’s use of the roof for the broadcast and transmittal of signals for CBS Network Television, as conducted on the Commencement Date or in the future, is primary, but Landlord acknowledges and agrees that such use by Landlord will continue to allow Tenant to use the roof consistent with Past Practice. Tenant will not knowingly operate the Rooftop Equipment in such a manner as to interfere with, electronically or otherwise, Landlord’s use of the roof for such broadcasting purposes or for the purpose of operating the Building, or with other users of equipment on the roof of the Building and agrees that, in the event of any such interference (whether occurring with or without Tenant’s knowledge), upon its knowledge of any such interference (whether obtained on its own or via notice received), Tenant will promptly modify its operation of the Rooftop Equipment in a manner that would no longer cause such interference. Landlord will not knowingly operate any Building rooftop equipment or allow any other user to operate any Building rooftop equipment in such a manner as to interfere with, electronically or otherwise, Tenant’s use of the roof and Rooftop Equipment consistent with Past Practice and agrees that, in the event of any such interference (whether occurring with or without Landlord’s knowledge), upon its knowledge of any such interference (whether obtained on its own or via notice received), Landlord will promptly modify its operation, or use reasonable efforts to cause other users to modify their operation, as applicable, of Building rooftop equipment in a manner that would no longer cause such interference.
(f) Tenant shall indemnify and hold Landlord harmless from and against any and all costs, damages, causes of action and liability (including reasonable attorneys’ fees and court costs but excluding any consequential damages) which may arise by reason of any occurrence attributable to or arising out of the maintenance, repair, operation or removal of any of the Rooftop Equipment (other than any maintenance, repair, operation or removal of any of the Rooftop Equipment pursuant to Landlord’s request and solely for the purpose of accommodating Landlord’s operation or maintenance of Landlord’s rooftop equipment). Landlord shall indemnify and hold Tenant harmless from and against any and all costs, damages, causes of action and liability (including reasonable attorneys’ fees and court costs but excluding any consequential damages) which may arise by reason of any occurrence attributable to or arising out of the maintenance, repair, operation or removal of any of Landlord’s rooftop equipment (other than any maintenance, repair, operation or removal of any of Landlord’s rooftop equipment pursuant to Tenant’s request and solely for the purpose of accommodating Tenant’s operation or maintenance of the Rooftop Equipment).

7. SERVICES:
(a) Landlord shall provide, at Landlord’s expense (except as otherwise provided in the TSA), all Building services at such level as is consistent with Past Practice, including without limitation the following services:
(i) heat, ventilation and air-conditioning required in Landlord’s reasonable judgment for the comfortable use and occupation of the Premises, twenty-four (24) hours per day, seven (7) days per week;
(ii) water for ordinary lavatory purposes and any kitchen included in the Premises or Common Areas;
(iii) necessary elevator facilities in order to access the Premises;
(iv) janitor service for the Premises, including trash removal, Mondays through Fridays, legal holidays excepted;
(v) electric current sufficient for Building standard illumination and for the operation of standard office equipment, the Leased Equipment, the Rooftop Equipment and all other equipment used by Tenant on the Premises consistent with Past Practice, twenty-four (24) hours per day, seven (7) days per week;
(vi) unrestricted access to the Premises, Master Control Room, the Leased Equipment, the Rooftop Equipment (subject to Section 6(c)) and Common Areas on a twenty-four (24) hours a day, seven (7) days a week basis (subject to reasonable Building security and badge requirements);
(vii) mail delivery services Mondays through Fridays;
(viii) maintenance of the Common Areas; and
(ix) cable services (including T-1, internet, cable connections for the Leased Equipment located in the Master Control Room and for the Rooftop Equipment).
(b) Tenant covenants and agrees that at all times its use of electric current shall never exceed the greater of (i) Tenant’s usage consistent with Past Practice and otherwise necessary to operate the Business, and (ii) the Premises’ proportionate share of the capacity of existing feeders to the Building or the risers or wiring installation. Any riser or wiring required to meet Tenant’s electrical requirements in excess of the foregoing, upon written request of Tenant, will be installed by Landlord, at the sole cost and expense of Tenant if, in Landlord’s reasonable judgment, the same will not cause permanent damage or injury to the Building or the Premises or cause or create a dangerous or hazardous condition or unreasonably interfere with or disturb other tenants or occupants of the Building.
(c) Except for such services as are rendered by Landlord or its affiliates under the terms of the TSA (which shall be provided in accordance with the terms of the TSA), in the event that Tenant requests additional work or services from Landlord, Landlord shall, to the extent such additional services are available, as reasonably determined by Landlord, provide such services to Tenant, provided that Tenant gives Landlord reasonable advance notice of the request for such extra service. Tenant shall pay to Landlord within fifteen (15) days of receipt of Landlord’s statement therefor, Landlord’s prevailing cost for providing such additional services. Landlord shall provide to Tenant a good faith estimate of such cost for Tenant’s approval before proceeding with any such services.

(d) It is understood that Landlord does not warrant that any of the services referred to above, or any other services which Landlord may supply, will be free from interruption, Tenant acknowledging that any one or more such services may be suspended by reason of accident or of repairs, alterations or improvements necessary to be made, or by strikes or lockouts, or by reason of operation of law, or causes beyond the reasonable control of Landlord. In such event, Landlord will use reasonable efforts to restore such service as soon as reasonably possible. Any such interruption or discontinuance of service shall not be deemed an eviction or disturbance of Tenant’s use and possession of the Premises, or any part thereof, or render Landlord liable to Tenant for damages by abatement of rent or otherwise unless caused by the negligence or willful misconduct of Landlord.
8. ALTERATIONS AND IMPROVEMENTS:
Tenant shall not have the right to make any alterations, additions, or improvements in or to the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld with regard to non-structural work only. Should Tenant desire to perform alterations or improvements upon the Premises, it shall, prior to commencing the work, transmit a reasonably detailed description of the work to Landlord, including drawings and/or plans. Within ten (10) business days of receipt of the same, Landlord shall notify Tenant as to its approval or disapproval of the proposed alteration, addition or improvement. If Landlord rejects such proposed alteration, addition or improvement and Tenant submits revised plans, then Landlord shall have five (5) business days after receipt to reject or approve the alteration, addition or improvement described in such revised plans. All work on such improvements shall be performed at Landlord’s election by either (i) Landlord’s employees or its designated agents or contractors or (ii) contractors selected by Tenant and reasonably approved by Landlord. If Tenant’s contractor is used for such work, Tenant shall provide Landlord with (x) evidence of contractor’s and subcontractors’ insurance in amounts reasonably required by Landlord, naming Landlord as an additional insured party and (y) any security for the performance of the work in amounts reasonably required by Landlord. All such work that Tenant is entitled to make hereunder, shall be done in a good and workmanlike manner and shall not impair the structural integrity of the Building. Any mechanic’s lien filed against the Premises or the Building for work claimed to have been done for, or materials claimed to have been furnished to, Tenant shall be discharged by Tenant within thirty (30) days after Tenant receives notice thereof, at Tenant’s expense, by payment or filing the bond required by law. Tenant shall obtain all required building permits prior to commencing any construction in the Premises and arrange for all required municipal or governmental inspections upon completion of any construction. Upon the termination of this Lease, any or all such alterations, additions or improvements shall, at the option of Landlord, (1) become the property of Landlord or (2) be removed by Tenant; provided that, at the time of Tenant’s request for Landlord’s consent to make such alterations, additions or improvements, Tenant may request Landlord to specify at such time whether such alterations, additions or improvements, if consented to by Landlord, would become the property of Landlord or be required to be removed by Tenant upon the termination of this Lease and Landlord shall comply with such request and abide by its decision accordingly. Notwithstanding the foregoing, all of Tenant’s trade fixtures and equipment shall remain its property and shall be removed at the termination of this Lease. Tenant shall repair all damage or defacement to the Premises, the Building and the fixtures, appurtenances and equipment of Landlord, caused by Tenant’s removal of its furniture, fixtures, equipment, machinery and the like and the removal of any improvements or alterations.

9. INSURANCE:
(a) Tenant shall, at its sole cost and expense, procure and maintain throughout the term of this Lease or any renewal or extension thereof, insurance of the following character on the Premises:
(i) Commercial general liability insurance (which shall include, inter alia, an endorsement or rider for contractual liability coverage), with a limit of not less than $1,000,000.00 per occurrence and $2,000,000.00 aggregate for injury (or death) or damage to property.
(ii) Insurance against loss or damage by fire, lightning and all other perils covered by the “all risk” endorsement then in use in the State of New York covering all tenant improvements made by Tenant and trade fixtures and equipment contained from time to time in the Premises, as well as the Leased Equipment and the Rooftop Equipment, in an amount not less than one hundred percent (100%) of their actual replacement cost.
(iii) All such insurance required pursuant to clauses (i) and (ii) above shall be secured from an insurance company reasonably acceptable to Landlord that is licensed to do business in the State of New York, and shall contain a clause that the insurer will not cancel or change said policy(ies) without giving Landlord at least thirty (30) days’ prior written notice. Tenant shall provide Landlord with a copy of each such policy or certificate of said insurance referenced in clauses (i) and (ii) above upon the execution of this Lease and subsequently on the renewal or extension date of such policy. Tenant’s liability policy shall name Landlord as an additional insured.
(b) Nothing contained in this Lease shall be construed to require either party to repair, replace, reconstruct, or pay for any property of the other party which may be damaged or destroyed by fire, flood, windstorm, earthquake, strikes, riots, civil commotions, acts of public enemy, acts of God, or other casualty, and each party hereby waives, on behalf of itself and its insurer, all rights of subrogation and claims against the other party for all loss or damage arising out of perils normally insured against by standard fire and extended coverage insurance. Each casualty insurance policy required pursuant to this Lease and/or carried by either Tenant or Landlord shall have a provision wherein the insurer waives all right of recovery by way of subrogation against the other party hereto.

10. MAINTENANCE AND REPAIRS; LANDLORD’S ACCESS:
(a) Subject to Landlord’s maintenance and repair obligations set forth in subsection (b) below, Tenant shall maintain the interior of the Premises in good condition and shall not commit waste therein, and shall maintain the Leased Equipment as set forth in the TSA and in good operating condition and repair. Tenant shall cause all damage to the Premises and the Leased Equipment caused by the negligence or willful misconduct of Tenant, its servants, agents, invitees or employees, and all other repairs which otherwise are required of Tenant pursuant to the terms of this Lease, to be remedied and/or completed promptly following such damage.
(b) Landlord shall maintain and keep in good condition and repair (in each case, in a timely manner), the Common Areas and all elements and systems of the Building and the Premises (except otherwise provided for in Section 10(a)), including without limitation, heating, ventilation and air conditioning systems (except for any system or unit installed by Tenant), the roof, plumbing (except if installed by Tenant), and electrical systems, fire detection and sprinkler systems (to the extent there are fire detection and sprinkler systems in the Premises, it being understood and acknowledged that Landlord shall have no obligation to upgrade or change such systems or install additional such systems unless required by Laws), except for such maintenance, repairs, and replacements necessitated by the negligence or willful misconduct of Tenant, its servants, agents, invitees or employees or as a result of legal requirements arising from Tenant’s particular manner of use or occupancy of the Premises, the Leased Equipment or the Rooftop Equipment if such manner of use and occupancy by Tenant is not consistent with Past Practice. Landlord shall further be responsible to promptly correct any violation of law for which it receives a notice of violation from the applicable governmental authority, except to the extent such violation was created by Tenant or arises as a specific result of Tenant’s particular manner of use or occupancy of the Premises, the Leased Equipment or the Rooftop Equipment, in which case Tenant shall promptly correct such violation.
(c) Any maintenance or repair required to be performed by Tenant under this Section 10 to life safety systems, distribution systems or structural portions of the Building shall be performed by Landlord’s employees or contractors. To the extent Tenant is responsible for the cost of such maintenance, Tenant shall pay Landlord all reasonable, direct out-of-pocket costs of such service.
(d) Landlord shall have the right to enter upon the Premises from time to time upon reasonable notice (except in the case of emergency and to perform regularly scheduled Building services when no notice is required) in order to inspect the same and to perform any maintenance, repairs, and replacements which it is required to make under the provisions of this Lease subject to the terms hereof. Such entry shall in no event be considered a constructive eviction of Tenant. Tenant shall have the right to have a representative present during any such entry (except in the event of an emergency). In addition Landlord may, upon prior reasonable notice, show the Premises to any prospective purchaser or lender of the Building. Except in the event of an emergency, Landlord shall use reasonable efforts not to disrupt Tenant’s business activities in the performance of such maintenance or otherwise with respect to any such entry into the Premises and, in the absence of an emergency, Landlord shall cooperate with Tenant in scheduling any such entry or maintenance. Landlord shall be responsible for any damage to Tenant’s property or the Premises or injury to persons caused by Landlord’s negligent acts or willful misconduct during such entry upon the Premises.

11. DAMAGE TO OR DESTRUCTION OF PREMISES:
(a) If, during the Term, the Premises or any other portion of the Building (including, without limitation, the rooftop) is damaged by fire, flood, windstorm, strikes, riots, civil commotions, acts of public enemy, acts of God, or other casualty (collectively, a “Casualty”) so that the Premises are rendered wholly or substantially unfit for occupancy or unsuitable for the conduct of the Business, such that the Premises cannot be repaired within one hundred eighty (180) days from the time of such damage, then this Lease, at the option of the Landlord or Tenant, may be terminated as of the date of such damage. Landlord shall give Tenant written notice within thirty (30) days of the date of damage if such damage cannot be repaired within one hundred eighty (180) days and whether it will elect to terminate this Lease or repair or rebuild the Premises. Should Landlord notify Tenant that the damages cannot be repaired within one hundred eighty (180) days and that it has elected to perform such repairs, Tenant shall have thirty (30) business days from receipt of such notice to notify Landlord in writing that it has elected to terminate this Lease. Likewise if a substantial portion of the Building (but not a substantial portion of the Premises) is so damaged such that Landlord determines that it will not repair such damages, and/or restore the Building, then Landlord at its sole option within sixty (60) days after such Casualty, may terminate this Lease upon written notice to Tenant. In the event that either Landlord or Tenant elects to terminate this Lease, then Tenant shall pay the Rent apportioned to the time of damage, and Tenant shall immediately surrender the Premises on the effective date of the termination of this Lease to Landlord who may enter upon and repossess the same and all further rights and obligations of the parties hereunder will terminate. If the Lease is not terminated pursuant to the terms hereof, Landlord shall repair or replace as required such damage to the Premises (but not any tenant improvements made by Tenant) and this Lease shall not be affected in any manner, except that the Rent shall be suspended from the date of such damage until the earlier of thirty (30) days from the date Landlord delivers the Premises to Tenant for the purpose of Tenant making tenant improvements thereto or the date the Premises are substantially ready for occupancy by Tenant.
(b) If said Premises shall be so slightly damaged by any Casualty as not to be rendered unfit for occupancy or unsuitable for the conduct of the Business to any substantial extent and the same shall be repairable within one hundred eighty (180) days from the time of such damage, Landlord shall repair the Premises (but not any tenant improvements made by Tenant) and during the period from the date of such damage until the repairs are completed the Rent shall be apportioned so that Tenant shall pay as Rent an amount which bears the same ratio to the entire monthly rent as the portion of the Premises which Tenant is able to occupy or use for its Business during such period bears to the entire Premises; provided, however, Landlord shall not be required to make such repairs to the Premises if, due to damage to the Building, Landlord determines, in its reasonable discretion, that it is not economically feasible to repair the Premises.
(c) If Landlord terminates this Lease following any Casualty or pursuant to Section 12 below following any Taking, and in any event for any temporary relocation due to any Casualty or Taking, Landlord shall use or shall cause its affiliates to use commercially reasonable efforts to provide Tenant with comparable space in alternative premises to which Landlord or CBS Radio relocates on substantially the same terms as this Lease. For purposes hereof, “comparable space” shall mean space sufficient for Tenant to operate the Business (as such term is defined in the Amended and Restated Trademark License Agreement, dated as of even date herewith, by and between CBS Radio and Tenant).

12. CONDEMNATION:
In the event that any exercise of the power of eminent domain by any governmental authority or by any other party vested by law with such power shall at any time prevent the full use and enjoyment of the Premises or any other portion of the Building (including, without limitation, the rooftop) such that the Premises or any other portion of the Building is rendered wholly or substantially unsuitable for the conduct of the Business (a “Taking”), Landlord (subject to clause (c) of Section 11 above) or Tenant shall have the right thereupon to terminate this Lease. In addition, if a material portion of the Building otherwise is subject to an eminent domain proceeding, Landlord (subject to clause (c) of Section 11 above) may terminate this Lease. In the event of any such action, Landlord shall have the right to claim, recover, and retain from the governmental authority or other party taking such action any award for the value of the Premises except that Tenant shall be entitled to any claim for the leasehold value of the Premises as well as the value of any of Tenant’s tenant improvements and trade fixtures. Tenant may make a separate claim for the value of its personal property and fixtures which are taken or its moving expenses, and any other damages available to Tenant to the extent it does not diminish any award payable to Landlord.
13. FIXTURES AND SIGNS:
(a) Tenant shall have the right to install in or place on the Premises trade or moveable fixtures, or other equipment as it may choose provided such fixtures or equipment do not exceed the weight permitted by the floor structure. Such trade fixtures, machines, tools, or other equipment shall at all times remain the personal property of Tenant regardless of the manner or degree of attachment thereof to the Premises and may be removed at any time by Tenant whether at the termination of this Lease or otherwise, provided, however, that Tenant shall make restoration of the Premises and the Building in the event that any damage is done thereto in the removal of such property.
(b) Tenant shall not have the right to affix any signs in, on or about the Premises or the Building without Landlord’s consent (if visible from outside the Building) except to the extent consistent with Tenant’s Past Practice.
14. DEFAULT; REMEDIES:
(a) Tenant shall be in default hereunder if:
(i) Tenant shall fail to pay any undisputed Rent payment or other charges payable under this Lease by Tenant following thirty (30) days written notice from Landlord;
(ii) Tenant shall fail to pay any Rent payment or other charges payable under this Lease by Tenant that was previously disputed but has since been determined by arbitration pursuant to Section 24(j) or mutual agreement between Landlord and Tenant to be owed to Landlord under this Lease, within fifteen (15) days of such arbitration award or following fifteen (15) days written notice of such mutual agreement;

(iii) (x) two (2) or more disputed Rent payments or other charges payable under this Lease by Tenant are submitted to arbitration under Section 24(j) during the term of this Lease, (y) such disputed Rent payments or other charges payable under this Lease by Tenant are not deposited with a third party escrow agent reasonably acceptable to Landlord and Tenant within five (5) business days following submission to arbitration and (z) the arbitrator(s) finds in each case that the amount claimed by Landlord to be properly payable by Tenant to Landlord under this Lease is in fact properly payable to Landlord under this Lease; or
(iv) (x) Landlord notifies Tenant in writing that Tenant is in material breach of one or more of its material covenants (other than payment covenants) under this Lease and such breach is not cured within thirty (30) days of receipt of such written notice, (y) Landlord submits to arbitration under Section 24(j) such breach or breaches and requests termination as a remedy and (z) the arbitrator(s) determines (A) that Tenant has in fact materially breached one or more material covenants (other than payment covenants) under this Lease, (B) that such breach or breaches have not been cured and have caused significant harm to Landlord and (C) that termination of this Lease is an appropriate remedy (after considering other appropriate remedies short of termination).
(b) If Tenant is in default hereunder pursuant to Section 14(a) above, then Landlord shall have the right, in addition to all other rights and remedies available to it at law or in equity, to terminate this Lease upon written notice to Tenant (at least thirty (30) days written notice in the case of a default under Section 14(a)(iii)) and, on the date specified in such notice, this Lease and the term hereby demised and all rights of Tenant hereunder shall expire and terminate and Tenant shall thereupon quit and surrender possession of the Premises to Landlord (x) no later than six (6) months following such termination by Landlord in the event of a default under Section 14(a)(i) through (iii) and (y) no later than nine (9) months following such termination by Landlord in the event of a default under Section 14(a)(iv), in each case, in the condition required in this Lease, provided that Tenant shall remain bound by the terms and conditions of this Lease during the time Tenant retains possession of the Premises following a termination of this Lease, it being the intention of the parties hereto to create a conditional limitation upon the happening of a default.
(c) In any case in which (i) this Lease shall have been terminated in accordance with the express provisions of this Lease or the Master Agreement and (ii) Landlord shall have elected to recover any unpaid Rent or other charges payable under this Lease by Tenant and any portion of such sum shall remain unpaid, subject to any applicable advance notice or transition provisions set forth herein, in the TSA or in the Master Agreement, Landlord may, without further notice, enter upon and repossess the Premises, by summary proceedings, ejectment or otherwise, and may dispossess Tenant and remove Tenant and all other persons and property from the Premises and may have, hold and enjoy the Premises and the rents and profits therefrom. Landlord may, in its own name, as agent for Tenant if this Lease has not been terminated, or on its own behalf if this Lease has been terminated, re-let the Premises or any part thereof for such term and on such terms (which may include concessions of free rent) as Landlord in its sole discretion may determine. Landlord may, in connection with any such re-letting, cause the Premises to be redecorated, altered, divided, consolidated with other space or otherwise changed or prepared for re-letting. No re-letting shall be deemed a surrender of the Premises.

(d) Landlord shall be in default hereunder if Tenant notifies Landlord in writing that Landlord is in material breach of one or more of its material covenants (other than payment covenants) under this Lease and such breach is not cured within thirty (30) days of receipt of such written notice, (y) Tenant submits to arbitration under Section 24(j) such breach or breaches and requests termination as a remedy and (z) the arbitrator(s) determines (A) that Landlord has in fact materially breached one or more material covenants (other than payment covenants) under this Lease, (B) that such breach or breaches have not been cured and have caused significant harm to Tenant and (C) that termination of this Lease is an appropriate remedy (after considering other appropriate remedies short of termination). In the event of Landlord’s default hereunder, Tenant shall have the right to terminate this Lease in accordance with the provisions of this Section 14(d) upon written notice to Landlord.
(e) If either party institutes a suit against the other party for violation of, or to enforce any covenant, term or condition of, this Lease, the prevailing party shall be entitled to reimbursement of all of its costs and expenses, including, without limitation, reasonable attorneys’ fees, except to the extent that arbitration is required under Section 24(j) below, in which event fees shall be paid as determined in such arbitration.
15. ASSIGNMENT; SUBLETTING:
(a) Tenant shall not have the right to assign this Lease or to sublet the Premises or any part thereof, without the prior written consent of Landlord; provided that, subject to Section 26 of the Master Agreement and Section 2(c) of this Lease, Tenant may assign all or any of its rights and related obligations hereunder to a third party who acquires (i) all or substantially all of the assets of Tenant or (ii) all or substantially all of the assets comprising any significant business unit or division of Tenant that conducts its principal businesses and activities primarily at the Premises, in each case, without the prior consent of Landlord (provided that any such assignment is made only to a single assignee). Any purported assignment or transfer in violation of the provisions of this Section 15 is null and void and of no force or effect. Notwithstanding anything to the contrary in this Section 15, no assignment or subletting shall release Tenant nor relieve Tenant from its duty to perform fully all of the agreements, covenants, and conditions set forth in this Lease.
(b) Landlord shall have the right at any time during the term of this Lease to sell the Building, which sale shall be subject to this Lease and the rights of the Tenant hereunder unless Landlord terminates this Lease in accordance with the following. In the event Landlord sells the Building to an entity not affiliated with Landlord, Landlord shall have the right to terminate this Lease upon not less than one (1) year’s notice to Tenant.
16. HAZARDOUS MATERIALS:
(a) “Hazardous Materials” shall mean any material or substance (i) which is regulated as a “hazardous substance,” “hazardous waste,” oil, petroleum, or oil or petroleum products or byproducts, asbestos, polychlorinated byphenyls (“PCBs”), or “extremely hazardous substance,” “hazardous chemical,” “toxic substance,” “pollutant,” “contaminant” or the like under any Environmental Laws (as hereafter defined), (ii) which contains PCBs, (iii) which contains asbestos, (iv) which is radioactive or (v) the presence of which requires investigation or remediation under any Environmental Law, as well as any toxic or otherwise hazardous substance, material or waste which is or becomes regulated as such by any Environmental Law during the term of this Lease.

(b) Tenant shall conduct all of its operations at the Premises, and Landlord shall conduct all of its operations at the Building, in substantial compliance with all federal, state and local statutes (including, but not limited to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended, (CERCLA); the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., as amended (RCRA); the Clean Air Act, 42 U.S.C. 7401 et seq., as amended; the Clean Water Act, 33 U.S.C. Section 1251 et seq., as amended, the environment related provisions of the Occupational Health and Safety Act, 29 U.S.C. Section 651 et seq., as amended) and all applicable federal, state and local statutes protecting the environment now or hereafter enacted and any additions and amendments thereto and regulations enacted thereunder, ordinances, orders and requirements of common law governing pollution or protection of human heath or the environment, including (i) discharges to the air, soil, surface or ground water and (ii) handling, utilizing, storage, treatment or disposal of any Hazardous Materials as defined therein (collectively, the “Environmental Laws”). Tenant and Landlord shall provide promptly to the other copies of any permits, licenses, approvals, notices of violations, summons, orders, complaints or other documents received by them pertaining to compliance with the Environmental Laws at the Premises.
(c) Except as in the ordinary course of business, neither Landlord nor Tenant shall (i) cause, allow or permit the escape, disposal or release of Hazardous Materials in, on, under, around or from the Premises or (ii) store, use or allow the storage or use of Hazardous Materials in the Building in any manner not sanctioned by law or the standards prevailing in the industry for handling and storage of such Hazardous Materials. Tenant shall not store material or equipment exterior to the Building.
(d) If Landlord has evidence that there has been a release by Tenant, its agents, servants, employees or business invitees at the Premises of Hazardous Materials, Landlord may require testing by an environmental testing entity to ascertain whether there has been a release of Hazardous Materials. The reasonable costs of such testing shall be reimbursed by Tenant to Landlord. If a governmental agency requires environmental testing relating to any release of Hazardous Materials by Tenant, its agents, servants, employees or business invitees at the Premises, then such testing shall be performed and paid for in the manner described above. Tenant shall execute affidavits or representations, at Landlord’s request, stating that, to the best of Tenant’s knowledge and belief after due inquiry, since the time that Tenant took possession of the Premises, there has been no unauthorized release of Hazardous Materials by Tenant, its agents, servants, employees or business invitees at the Premises in, on or around the Premises.
(e) Tenant shall defend, indemnify, protect and hold Landlord harmless from and against any and all demands, claims, actions, assessments, losses, damages, liabilities, fines, penalties, costs and expenses of every nature (including reasonable attorneys’ fees but excluding any consequential damages) resulting from or arising out of (i) a breach by Tenant of any of the provisions of this Section 16; or (ii) any violations of Environmental Laws or releases of Hazardous Materials by Tenant, its agents, employees, customers or affiliates during the use and occupancy of the Premises. Notwithstanding anything to the contrary herein, in no event will Tenant be liable for the existence of any Hazardous Material in, on or around the Premises to the extent (x) it pre-existed Tenant’s initial occupancy of the Premises under the terms of the Existing TSA or (y) it was deposited by Landlord or its employees, agents or assigns. Landlord shall defend, indemnify, protect and hold Tenant harmless from and against any and all demands, claims, actions, assessments, losses, damages, liabilities, fines, penalties, costs and expenses of every nature (including reasonable attorneys’ fees but excluding any consequential damages) resulting from or arising out of (i) a breach by Landlord of any of the provisions of this Section 16; or (ii) any environmental conditions, events or circumstances caused by Landlord, its agents, employees, customers (other than Tenant) or affiliates during the use and occupancy of the Building to the extent caused by Landlord. Notwithstanding anything to the contrary herein, in no event will Landlord be liable for the existence of any Hazardous Material in, on or around the Building to the extent it was deposited by Tenant or its employees, agents or assigns.
(f) If either party knows, or has reason to know, that an unpermitted Hazardous Material, or condition involving or resulting from the presence of a Hazardous Material, exists in, on, under or about the Premises, or that a governmental agency is or has threatened to take action with respect to the existence of any such condition, such party shall immediately provide written notification of such fact to the other party. The notifying party shall also immediately provide the other party with a copy of any statement, report, notice, registration, application, permit, business plan, license, claim, action or proceeding given to, or received from any governmental authority or third party, concerning such condition in, on, under or about the Premises.
(g) The provisions of Sections 16(e) and 16(f) shall survive the termination of this Lease.
17. QUIET ENJOYMENT:
So long as Tenant is not in default hereunder beyond the expiration of any applicable notice or cure periods, Tenant may freely, peaceably and quietly occupy and enjoy the rights granted under this Lease free from any molestation from Landlord or anyone acting by, through or under Landlord.
18. SURRENDER:
(a) Except as otherwise provided in Section 2(c) or 14(b), upon the expiration or other termination of the Term, Tenant shall, without notice from Landlord, quit and surrender to Landlord the Premises, vacant, broom-clean, and (subject to the provisions of Article 8 hereof) in substantially the same condition and repair as on the Commencement Date, reasonable wear and tear and damage which Landlord is obligated to repair hereunder excepted, and shall surrender possession of the Leased Equipment to Landlord in substantially the same order and repair as on the Commencement Date, reasonable wear and tear excepted. In addition, Tenant shall remove all of its personal property located at or in the Premises or elsewhere in the Building. Any damage caused to the Premises or any other portions of the Building as a result of the removal of Tenant’s personal property shall be repaired by Tenant at its sole cost and expense. Tenant’s obligation to observe or perform this covenant shall survive the expiration or sooner termination of the Term.

(b) Except for any applicable transition periods pursuant to the Transition Rights, which for purposes of this Section 18(b) shall not be considered a hold over by Tenant, if Tenant shall hold over and remain on the Premises or fail to remove any of its personal property beyond the expiration or earlier termination of this Lease, such holding over shall not be deemed to be an extension of this Lease, and, in addition to any rights Landlord may have under the terms of this Lease, or at law or in equity, Landlord shall be entitled to recover any and all damages (including, without limitation, any out-of-pocket costs associated with any repairs, replacements, removal of property or other similar costs, but excluding any special, indirect, consequential or exemplary damages and any loss of business or profits, whether or not foreseeable) suffered by Landlord as a result of Tenant’s holding over, and Tenant shall also be obligated to pay to Landlord a per diem amount based on an annual rate equal to two hundred percent (200%) of the Base Rent payable on the date immediately preceding such holdover for each day thereafter that Tenant remains in occupancy of the Premises. Subject to the parenthetical in the immediately preceding sentence regarding the scope of damages, Tenant shall indemnify and hold Landlord harmless from any liability, loss, costs and expenses, including, but not limited to reasonable attorneys’ fees, arising out of such holding over by Tenant.
19. INDEMNITY:
(a) To the extent permitted by law, Tenant agrees to indemnify, defend and hold harmless Landlord and Landlord’s affiliates and their respective officers, directors, affiliates, employees and agents, and the predecessors, successors and permitted assigns of Landlord, from and against any and all third party actions, claims and demands (and reasonable costs and expenses, including reasonable attorneys’ fees, incurred by Landlord by reason of such third party actions, claims and demands) (collectively, “Claims”), arising out of Tenant’s use and occupancy of the Building and the Leased Equipment, the undertaking by Tenant of any alterations or repairs to the Building or Tenant’s equipment, the conduct of Tenant’s business in the Building, any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed under this Lease, or any willful or negligent act of Tenant, its agents or employees in or about the Building, but excluding any Claims resulting from the willful misconduct or negligence of Landlord or Landlord’s agents or employees.
(b) To the extent permitted by law, Landlord agrees to indemnify, defend and hold harmless Tenant and Tenant’s affiliates and their respective officers, directors, affiliates, employees and agents, and the predecessors, successors and permitted assigns of Tenant, from and against any and all Claims arising out of Landlord’s use and occupancy of the Building and the Leased Equipment, the undertaking by Landlord of any alterations or repairs to the Building or equipment, the conduct of Landlord’s business in the Building, any breach or default on the part of Landlord in the performance of any covenant or agreement on the part of Landlord to be performed under this Lease, or any willful or negligent act of Landlord, its agents or employees in or about the Building, but excluding any Claims resulting from the willful misconduct or negligence of Tenant or Tenant’s agents or employees.

20. BROKERAGE:
Tenant and Landlord each represents and warrants that it has dealt with no broker, agent or other person in connection with this Lease and that no broker, agent or other person brought about this transaction. Landlord and Tenant each agrees to indemnify and hold the other harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with the indemnifying party with regard to this Lease. The provisions of this Section 20 shall survive the expiration or earlier termination of this Lease.
21. NOTICE:
(a)	All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission (with receipt acknowledged) or mailed (registered or certified mail, return receipt requested) to the parties at the following addresses or facsimile numbers:
If to Tenant:
Westwood One, Inc.
40 West 57th Street, 15th Floor
New York, New York 10019
Attention: General Counsel
Telecopy: (212) 641-2198
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Los Angeles, California 90071
Attention: Brian J. McCarthy, Esq.
Telecopy: (213) 687-5600
If to Landlord:
CBS Broadcasting Inc.
524 West 57th Street
New York, New York 10019
Attention: COE
Telecopy: (212) 975-3926
with a copy to each of:
CBS Radio Inc.
1515 Broadway, 46th Floor
New York, New York 10036
Attention: Chairman & CEO
Telecopy: (212) 846-2342

CBS Corporation
51 West 52 Street
New York, New York 10019
Attention: General Counsel
Telecopy: (212) 975-4215
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Howard Chatzinoff, Esq.
                 Michael Lubowitz, Esq.
Telecopy: (212) 310-8007
(b) All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 21, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 21, be deemed given upon confirmation of transmission, and (iii) if delivered by mail in the manner described above to the address as provided in this Section 21, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 21). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.
22. SUBORDINATION:
(a) The rights of Tenant under this Lease shall be and are subject and subordinate at all times to all ground leases, and/or underlying leases, if any, now or hereafter in force against the Building or the land on which the Building sits (a “Ground Lease”), and to the lien of any mortgage or mortgages now or hereafter in force against such Ground Lease, the Building and/or the land on which the Building sits, and to all advances made or hereafter to be made upon the security thereof, and to all renewals, modifications, consolidations, replacements and extensions thereof (a “Mortgage”). This Section is self-operative and no further instrument of subordination shall be required. However, in confirmation of such subordination Tenant shall promptly execute such reasonable further instruments as may reasonably be requested by Landlord.
(b) Landlord hereby represents that as of the date of this Lease there are no Ground Leases or Mortgages in effect. In the event Landlord does enter into a Ground Lease and/or a Mortgage, Landlord shall obtain, for the benefit of Tenant, a subordination, non-disturbance and attornment agreement, in form reasonably acceptable to Tenant and the lessor under such Ground Lease or holder of such Mortgage (each, a “Lender”), pursuant to which Lender agrees that as long as Tenant is not in default under this Lease beyond the expiration of any applicable notice or cure period, Lender will not disturb Tenant in its possession of the Premises, name Tenant as a party to any foreclosure action or terminate Tenant’s rights hereunder.

23. FORCE MAJEURE:
A party hereto will not have any liability to the other party hereto if performance by such party hereunder shall be prevented, interfered with or omitted because of labor dispute, failure of facilities, act of God, government or court action, or any other similar or dissimilar cause beyond the control of the party so failing to perform hereunder.
24. MISCELLANEOUS:
(a) Entire Agreement. This Lease and the New Transaction Documents (as defined in the Master Agreement) and the exhibits and schedules hereto and thereto, embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein.
(b) Waiver. Any term or condition of this Lease may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Lease, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Lease on any future occasion. No failure or delay on the part of a party in exercising any right or power under this Lease shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. All remedies, either under this Lease or by law or otherwise afforded, will be cumulative and not alternative.
(c) Amendment. This Lease may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.
(d) No Third-Party Beneficiary. The terms and provisions of this Lease are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.
(e) Binding Effect. This Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
(f) Headings. The headings used in this Lease have been inserted for convenience of reference only and do not define or limit the provisions hereof.
(g) Invalid Provisions. If any provision of this Lease is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Lease will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Lease will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Lease will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Lease a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

(h) Affiliate. When used in this Lease the term “affiliate” shall have the meaning assigned to such term in Rule 405 promulgated under the Securities Act of 1933, as amended; provided that, with respect to any affiliates of Landlord, such term shall mean CBS Corporation and the controlled affiliates of CBS Corporation.
(i) Governing Law. This Lease shall be governed by and construed in accordance with the laws of the state of New York, its rules of conflict of laws notwithstanding.
(j) Arbitration. Any dispute, controversy or claim arising out of or relating to this Lease or the breach, termination or validity thereof (“Dispute”), shall on the demand of any party be finally and exclusively resolved by arbitration in accordance with the then-prevailing JAMS Comprehensive Arbitration Rules and Procedures as modified herein (the “Rules”); provided, however, that any party hereto shall have the right to seek injunctive relief against the other party hereto in the courts of New York, New York, prior to the resolution of any Dispute by arbitration in accordance with this Section 24(j). There shall be three (3) neutral arbitrators of whom each party shall select one. The claimant shall select its arbitrator in its demand for arbitration and the respondent shall select its arbitrator within thirty (30) days after receipt of the demand for arbitration. The two arbitrators so appointed shall select a third arbitrator to serve as chairperson within fourteen days of the designation of the second of the two arbitrators. If any arbitrator is not timely appointed, at the request of any party such arbitrator shall be appointed by JAMS pursuant to the listing, striking and ranking procedure in the Rules. The place of arbitration shall be New York, New York. The arbitral tribunal shall be required to follow the law of the State of New York. The arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration provision shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accounting presented to the arbitral tribunal. Judgment upon any award may be entered in any court having jurisdiction.
(k) Counterparts. This Lease may be executed in counterparts and by facsimile signature, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
(l) Expenses. Each of Landlord and Tenant shall bear its own expenses relating to this Lease whether or not the Closing (as defined in the Master Agreement) is consummated.
(m) No Conflict with Other Agreements. Landlord represents and warrants to Tenant that Landlord’s execution and delivery of this Lease and the performance by Landlord of its obligations under do not and will not constitute a breach or default under any other agreement to which Landlord is a party.
[Signature Page Follows.]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date first written above.

CBS BROADCASTING INC.
By:	/s/ Louis J. Briskman
	Name:	Louis J. Briskman
	Title:	EVP & Assistant Secretary

WESTWOOD ONE, INC.
By:	/s/ David Hillman
	Name:	David Hillman
	Title:	CAO & GC

Acknowledged, as of the date first written above, by: CBS RADIO INC.
By:	/s/ Louis J. Briskman
	Name:	Louis J. Briskman
	Title:	EVP & Assistant Secretary

Signature Page to 524 West 57th Street Lease

[Exhibits are intentionally omitted.]